Exhibit 99.2

The J. M. Smucker Company Announces Evolution of
Executive Leadership Structure and Team

ORRVILLE, Ohio, November 13, 2019 -- The J. M. Smucker Company (NYSE: SJM) today announced an evolution of its executive leadership structure and team reporting to President and Chief Executive Officer, Mark Smucker.

The new executive leadership structure, effective November 25, 2019, is designed to sharpen the Company’s focus on strategic initiatives, enhance accountability for business delivery, streamline decision making and enable greater agility to ensure delivery of strategic and financial priorities.

“This planned evolution of our leadership structure is an important step to ensure we are positioned to meet and exceed the needs of today and tomorrow’s retailers and consumers,” said Smucker. “The Board of Directors and I are confident the changes we are making will strengthen our Company and ensure each of our 7,591 talented employees are empowered and focused on delivering our strategy, which creates value for our shareholders and all constituents.”

The Company also announced separately today that Vice Chair and Chief Financial Officer (CFO), Mark Belgya, will retire September 1, 2020, and Tucker Marshall, Vice President, Finance, will succeed Belgya as CFO following the completion of the current fiscal year on May 1, 2020.

New Executive Leadership Structure and Roles

Chief Operating Officer
The Company has announced the establishment of a Chief Operating Officer role and commenced a search process, inclusive of external candidates. This position will provide strategic and operational oversight of the Company’s U.S. Pet Food and Pet Snacks, Coffee, Consumer Foods and North American Away From Home businesses, as well as its Operations and Supply Chain functions.

Chief Marketing and Commercial Officer
Geoff Tanner, Senior Vice President, Growth and Consumer Engagement, has been elected Chief Marketing and Commercial Officer. In this role, Tanner will continue to lead the Company’s Marketing, Innovation, Insights and eCommerce functions, while expanding his responsibilities to include the U.S. Retail Sales and Market Development functions.

“Geoff is a highly talented, creative and transformative leader,” said Smucker. “The creation of the Chief Marketing and Commercial Officer role, and Geoff’s leadership, will bring a more strategic, integrated and effective approach to how we go to market and grow our brands.”

Chief People and Administrative Officer
Jill Penrose, Senior Vice President, Human Resources and Corporate Communications, has been elected Chief People and Administrative Officer. In this role, Penrose will continue to lead the evolution and further integration of the Company’s administrative functions, including Human Resources, Corporate Communications, Government Relations, Corporate Sustainability, Charitable Giving and Corporate Services, while expanding her responsibilities to include Information Services.

Chief Strategy and International Officer
Amy Held, Senior Vice President, Corporate Strategy, M&A and International, has been elected Chief Strategy and International Officer. In this role, Held will continue to lead the Company’s Corporate Strategy, M&A and International functions.

Chief Legal and Compliance Officer and Secretary
Jeannette Knudsen, Senior Vice President, General Counsel and Secretary, has been elected Chief Legal and Compliance Officer and Secretary. In this role, Knudsen will continue to lead the Company’s Legal, Regulatory, Compliance and Risk Management functions.

Chief Financial Officer
Tucker Marshall, Vice President, Finance, has been promoted to Senior Vice President and Deputy CFO and elected an Officer of the Company, effective November 25, 2019. He will succeed Belgya as CFO May 1, 2020, following the completion of the current fiscal year.

As part of these executive leadership changes, Dave Lemmon, President, Pet Food and Pet Snacks, and Kevin Jackson, Senior Vice President, U.S. Retail Sales and Away From Home, are no longer in leadership roles, effective today, and will officially be exiting the Company in early December. The Company has initiated a search process for both roles, inclusive of external candidates. The Pet Food and Pet Snacks business will be led on an interim basis by Rob Ferguson, Senior Vice President, Pet Food and Pet Snacks (Interim) and Supply Chain. Ferguson has more than 14 years of management experience in the pet category and a proven track record of delivering results. Ferguson will receive counsel from Jeff Watters, former President and CEO of Ainsworth Pet Nutrition, who will bring more than 12 years of experience in the pet food category to his new role as a strategic advisor.

Newly Elected Company Officer
Lindsey Tomaszewski, Vice President, Talent and Organization Excellence, has been promoted to Senior Vice President, Human Resources, and an elected Officer of the Company, effective November 25, 2019. Tomaszewski joined the Company in 2013 and has assumed human resource leadership positions of increasing responsibility, including overseeing Organization Business Partners, Talent Acquisition, Organization Development and HR Communications. Prior to joining Smucker, she held senior human resource positions at PNC Financial Services and National City Corporation. She will continue reporting to Penrose.

About The J. M. Smucker Company
Inspired by more than 120 years of business success and five generations of family leadership, The J. M. Smucker Company makes food that people and pets love. The Company’s portfolio of 40+ brands, which are found in 90 percent of U.S. homes and countless restaurants, include iconic products consumers have always loved such as Folgers®, Jif® and Milk-Bone® plus new favorites like Café Bustelo®, Smucker’s® Uncrustables® and Rachael Ray™ Nutrish®. Over the past two decades, the Company has grown rapidly by thoughtfully acquiring leading and emerging brands, while ensuring the business has a positive impact on its 7,000+ employees, the communities it is a part of and the planet. For more information about The J. M. Smucker Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein except for Rachael Ray®, a registered trademark of Ray Marks Co. LLC, which is used under license.

Contact:
The J. M. Smucker Company: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Ray Hancart, Director, Communications and Media Relations

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